SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 8, 2013 by and among WELLS GARDNER ELECTRONICS CORPORATION, an Illinois corporation, AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation (collectively, the “Borrowers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrowers and Lender have entered into that certain Credit and Security Agreement dated as of August 21, 2006 (as the same has been and may be further amended, modified, restated or otherwise supplemented from time to time, the “Loan Agreement”);

WHEREAS, Borrowers have requested that Lender extend the term of and make certain other modifications to the Loan Agreement; and

WHEREAS, Lender is willing to amend the Loan Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.	Defined Terms. Capitalized terms used herein which are defined in the Loan Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

2.	Amendments to Loan Agreement.

a.
The definitions of “Availability”, “Floating Rate”, “LIBOR Advance Rate” and “Maturity Date” in Section 1.1 of the Loan Agreement are hereby deleted in their entirety and the following are inserted in substitution therefor:

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note, (ii) any reserves, (iii) the L/C Amount, and (iv) an Availability block in the amount of $250,000.

“Floating Rate” means an annual interest rate equal to the sum of the Daily Three Month LIBOR plus two and three quarters percent (2.75%).

“LIBOR Advance Rate” means an annual interest rate equal to the sum of LIBOR plus two and three quarters percent (2.75%).

“Maturity Date” means August 21, 2016.

b.	Section 1.1 of the Loan Agreement is hereby amended to add the following new defined terms:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Permitted Acquisition” means any Acquisition by (i) Borrower or any wholly-owned Subsidiary of Borrower of substantially all of the assets of a Person, which assets are located in the United States of America or (ii) Borrower or any wholly-owned Subsidiary of Borrower of not less than 80% of the equity interests of a Person incorporated under the laws of any State in the United States of America or the District of Columbia and whose assets are located in the United States of America (any Person whose assets or equity interests are to be acquired is referred to as the “Target”), in each instance, to the extent that each of the following conditions shall have been satisfied:

(a)	no Default or Event of Default shall then exist or would exist after giving effect thereto;

(b)
with respect to Acquisitions, the total consideration paid and payable (including, without limitation, any deferred payment) shall, together with all Permitted Redemptions, not exceed $1,250,000 in the aggregate;

(c)	for the three (3) months prior to and immediately after giving effect to such Acquisition, Availability shall be not less than $2,500,000;

(d)
Borrower shall not incur or assume any Debt, including, without limitation, contingent obligations, in connection with any Acquisition, other than trade payables which are not unpaid more than 60 days form their due date, operating lease, capital leases  and accrued current liabilities such as rent, insurance costs, utilities and payroll (collectively, the “Current Liabilities”); provided, that  to the extent the Current Liabilities exceed the current assets acquired in such Acquisition, such excess shall reduce the $1,250,000 limitation set forth in (b) above;

(e)
Borrower shall have furnished to Lender (i) at least thirty (30) days prior to the consummation of such Acquisition, notice thereof (including a copy of any executed term sheet and/or commitment letter) setting forth in reasonable detail the terms and conditions of such Acquisition and (ii) at least ten (10) prior to the consummation of the Acquisition,(1) such other information and documents that Lender may reasonably request, including, without limitation and to the extent available, drafts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and executed counterparts thereof prior to closing, (2) pro forma financial statements of Borrower after giving effect to the consummation of such Acquisition, (3) a certificate of an officer of Borrower demonstrating, on a pro forma basis both before and after giving effect to such Acquisition, that Borrower is in compliance with the financial covenants set forth in this Agreement as of the last day of the fiscal quarter immediately preceding the closing of such Acquisition, and (4) copies of such other agreements, instruments and other documents (including, without limitation the Loan Documents required by Sections 3.9 and 3.10) as Lender reasonably shall request;

(f)
Borrower shall execute and deliver, and cause its Subsidiaries (including nay new Subsidiary) to execute and deliver the agreements, instruments and other documents required by Sections 3.9 and 3.10 and Lender shall have received a collateral assignment of the seller’s representations, warranties and indemnities to Borrower or any of its Subsidiaries under the acquisition documents;

(g)	such Acquisition shall not be hostile and shall have been approved by the board of directors (or other governing body) and/or the stockholders or other equityholders of the Target;

(h)
the Target has Net Earnings (calculated for the Target in the same manner as Net Earnings is calculated herein for Borrower), subject to pro forma adjustments reasonably acceptable to Lender (including, without limitation, adjustments for transaction fees, costs and expenses and other non-recurring items, excess owners’ compensation and management fees), for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;

(i)	the Target shall be engaged in business or businesses substantially similar or related to the businesses or activities engaged in by Borrower; and

(j)
the representations and warranties made by Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respect both before and after giving effect to such Acquisition (unless such representation or warranty shall be true and correct in all material respect as of such earlier date).

“Permitted Redemption” means open market purchases by Wells Gardner Electronics Corporation of its publicly traded shares of stock up to an aggregate sum, together with all Permitted Acquisitions, not in excess of $1,250,000; provided that (i) for the three (3) month period prior to and immediately after giving effect to any such purchase, Availability is not less than $2,500,000, (ii) no Default or Event of Default exists or would be created by such purchase, and (iii) Borrower has provided Lender at least thirty (30) days prior written notice of any proposed purchase.

c.	Section 2.6(f) of the Loan Agreement is hereby deleted and the following is inserted in substitution therefor:

“(f)  Termination Fees.  If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates the Credit Facility on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damage and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount calculated as follows: (A) one half of one percent (0.5%) if the termination occurs on or before August 21, 2015; and (B) zero percent (0%) if the termination occurs at any time thereafter; provided, however, if the Credit Facility is terminated by Borrower and the Liabilities are repaid in full with the proceeds of financing by Wells Fargo Bank, National Association, the termination fee shall be deemed to be waived.”

d.	Article III of the Loan Agreement is hereby amended by adding the following new Sections 3.9 and 3.10 thereto:

“3.9  Additional Borrower.  The Borrower shall cause each and every now existing and hereafter acquired or formed Subsidiary to become a Borrower, and execute and deliver to Lender, as determined by Lender in its sole discretion, a joinder in form acceptable to Lender.  In connection with the foregoing, Borrower shall (i) execute and deliver, or cause such newly formed or acquired Subsidiary to execute and deliver, to Lender such amendments to the relevant Loan Documents or such other documents as Lender shall require in its discretion, (ii) take all actions, or cause such Subsidiary to take all actions, necessary or reasonably advisable to cause Lender’s Lien in the assets of such Subsidiary to be duly perfected in accordance with all applicable law, including, without limitation, causing such Subsidiary to authorize Lender to file such financing statements in such jurisdictions as Lender shall require, (iii) if requested by Lender, deliver to Lender legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonable satisfactory to Lender, and (iv) if requested by Lender deliver to Lender evidence of insurance as required by Section 6.15.  Any document, agreement, or instrument executed or issued pursuant to this Section 3.9 shall be a Loan Document.

3.10  Additional Collateral.  With respect to any assets (or any interest therein) acquired by Borrower or any Subsidiary that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject (including any vehicles), promptly (and in any event within thirty (30) days after the acquisition thereof): (i) execute and deliver, or cause such Subsidiary to execute and deliver, to Lender such amendments to the relevant Loan Documents or such other documents as Lender shall deem necessary or reasonably advisable to grant to Lender a Lien on such assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or reasonably advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Lender, (iii) if reasonably requested by Lender, deliver to Lender legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender, and (iv) if reasonably requested by Lender, deliver to Lender evidence of insurance as required by Section 6.15.  Any document, agreement, or instrument executed or issued pursuant to this Section 3.10 shall be a Loan Document.”

e.	Section 6.2(b) Financial Covenants of the Loan Agreement is hereby deleted and the following is inserted in substitution therefor:

“(b)  Net Earnings.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by the Lender, demonstrate Net Earnings of: (i) not less than Fifty Thousand Dollars ($50,000) year to date, for each quarter ending March 31, commencing March 31, 2013, (ii) not less than One Hundred Thousand Dollars ($100,000.00), year to date, for each quarter ending June 30, commencing June 30, 2013, (iii) not less than One Hundred Fifty Thousand Dollars ($150,000.00) year to date, for each quarter ending September 30th, commencing September 30, 2013, and (iv) not less than Two Hundred Thousand Dollars ($200,000) year to date, for each year ending December 31st, commencing December 31, 2013.

f.	Section 6.7 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Section 6.7 Dividends and Distributions.  The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or except for Permitted Redemptions, make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly.”

g.	Section 6.19 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Section 6.19 Consolidation and Merger; Asset Acquisition.  Except for Permitted Acquisitions, the Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or except for Permitted Acquisitions, acquire all of the assets or equity interests of any other Person.”

3.	Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent (the “Effective Date”):

a.
Delivery of Documents.  This Amendment and resolutions of the governing board of each Borrower authorizing this Amendment shall have been delivered to Lender, each duly authorized and executed and in form and substance reasonably satisfactory to Lender.

b.	Accommodation Fee. Lender shall have received an accommodation fee equal to $15,000, which shall be due and payable and fully earned on the date of this Amendment.

c.
Expenses.  Lender shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, including without limitation the fees and expenses of Lender’s attorneys in connection with the negotiation, drafting and closing of this Amendment.

d.
Performance; No Default.  Borrowers shall have performed and complied with all agreements and conditions contained in the Loan Agreement and the other Loan Documents to be performed by or complied with by such Persons prior to the date hereof in all material respects, and, after giving effect to this Amendment, no Default or Event of Default shall exist or be created hereby.

4.	Representations and Warranties. Each Borrower hereby represents and warrants to Lender as follows:

a.
as of the date hereof, the representations and warranties of Borrowers contained in the Loan Documents to which they are a party are true and correct after giving effect to the amendments herein (including with respect to any particular representations or warranties as contemplated or delivered hereunder), except to the extent that any such representation or warranty relates to a specific date, in which case such representation and warranty shall be true and correct as of such earlier date;

b.
the execution, delivery and performance by Borrowers of this Amendment are within Borrowers’ corporate powers, have been duly authorized by all necessary action pursuant to Borrowers’ organizational documents, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of Borrowers’ organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon either Borrowers;

c.
this Amendment constitutes the valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles; and

d.	No Default or Event of Default exists, except as waived hereby.

5.
No Further Amendments; Ratification of Liability.  Except as amended hereby, the Loan Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms.  Each Borrower, as debtor, grantor, pledgor, guarantor or assignor, or in any similar capacity in which a Borrower has granted Liens or acted as an accommodation party or guarantor, as the case may be, hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Loan Agreement and the other Loan Documents to the extent such Person is a party thereto, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby.  Lender’s agreement to the terms of this Amendment or any other amendment of the Loan Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing between Borrowers and Lender.  This Amendment contains the entire agreement among the Borrowers and Lender contemplated by this Amendment.

6.
Release.  By execution of this Amendment, each Borrower acknowledges and confirms that it does not have any offsets, defenses or claims arising out of or relating to this Amendment, the Loan Agreement or the other Loan Documents against Lender, or any of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted.  To the extent that such offsets, defenses or claims may exist, each Borrower for itself and its successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, release and forever discharge Lender and its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively, the “Lender Affiliates”) of and from any and all manner of actions, causes of action, torts, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, arising out of or relating to this Amendment, the Loan Agreement and the other Loan Documents which Releasors ever had or now have against Lender and/or Lender Affiliates, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

7.
Severability.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.
Headings.  Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

9.
GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.  Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any state or federal court sitting in Milwaukee County, Wisconsin, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Wisconsin state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment, the Loan Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Amendment, the Loan Agreement or any other Loan Document against Borrowers or their properties in the courts of any jurisdiction.  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment, the Loan Agreement or any other Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in the Loan Agreement. Nothing in this Amendment, the Loan Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.
WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.
Counterparts; Integration. This Amendment may be executed and delivered via facsimile with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.  This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Amendment shall be considered part of the Loan Agreement and shall be a Loan Document for all purposes under the Loan Agreement and other Loan Documents.  The breach by a Borrower of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

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[signature page follows]

61045284_4

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWERS:

WELLS-GARDNER ELECTRONICS CORPORATION

By:
Title:	Executive VP & CFO

AMERICAN GAMING & ELECTRONICS, INC.

By:
Title:	Executive VP & CFO

LENDER:

WELLS FARGO BANK NATIONAL ASSOCIATION

By:	/s/ Keith Contole
Name:	Keith Contole
Title:	VP & Relationship Manager

Sixth Amendment to Credit and Security Agreement
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